Ex. 107 Security Type Security Class Title Fee Calculation Rule Amount Registered Propose d Maximu m Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee $0.00014760 ($147.60/ Equity million dollars $ 292.25 (3) registered) $1,980,000.00 $ 292.25 $ 0.00 (4) $ 292.25 (4) See “Table 2: Fee Offset Claims and Sources” to this Exhibit 107 for information related to the fee offset. Registrant or Filer Name Form or Type of Filing File Number Initial Filing Date Filing Date Fee Offset Claimed Security Type Associated with Fee Offset Claimed Security Title Associat ed with Fee Offset Claimed Unsold Securitie s Associat ed with Fee Offset Claimed Unsold Aggregat e Offering Amount Associat ed with Fee Offset Claimed Fee Paid with Fee Offset Source Fee Offset Claims Fee Offset Sources Total Offering Amounts Total Fee Offsets Net Fee Due Rule 457(p) (3) Rounded up to the next highest cent. Table 1: Newly Registered (1) Pursuant to Rule 416(a), the amount to be registered also includes an indeterminate number of additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, using the average of the high and low prices as reported on as reported on the Nasdaq Global Select Market on December 4, 2023 rounded up to the next highest cent. Common stock, par value $1.00 per share 457(c) 75,000 (1) $26.40 (2) $1,980,000.00